CONSENT OF COUNSEL

We hereby consent to the use of our name and to the references to our Firm under the captions “Fund Counsel” and “Independent Registered Public Accounting Firm and Legal Counsel” in the Prospectus and Statement of Additional Information, respectively, included in the Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), of Hatteras Core Alternatives Institutional Fund, L.P. (File Nos. 333-220751 and 811-21986). In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Faegre Drinker Biddle & Reath LLP
Faegre Drinker Biddle & Reath LLP

Philadelphia, Pennsylvania

July 30, 2020